EXHIBIT 99.A

News

El Paso Pipeline Partners, L.P. Closes Initial Public Offering

HOUSTON, TEXAS, November 21, 2007—El Paso Pipeline Partners, L.P. (NYSE: EPB) has closed its initial public offering of 28,750,000 of its common units at $20 per unit. The number of units issued at closing included 3,750,000 additional common units issued pursuant to the exercise of the underwriters’ over-allotment option. Net proceeds received by El Paso Pipeline Partners from the sale of the 28,750,000 units were approximately $540.5 million.

The common units offered to the public represent 33.2 percent of the outstanding equity of El Paso Pipeline Partners. El Paso Corporation will indirectly own the remaining equity interests in El Paso Pipeline Partners, L.P.

Lehman Brothers Inc.; Citi; Goldman, Sachs & Co., and UBS Securities LLC acted as the joint book-running managers of the offering. Merrill Lynch & Co.; Morgan Stanley; Wachovia Securities; Credit Suisse; Raymond James; RBC Capital Markets, and Tudor Pickering acted as co-managers.

This news release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction or state in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state. The offering may be made only by means of a prospectus.

El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines, storage, and other midstream assets. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, a pipeline system serving the Rocky Mountain region, and a 10 percent interest in each of the Colorado Interstate Gas Company (CIG) and Southern Natural Gas Company (SNG) pipelines, which operate in the Rocky Mountain and Southeastern regions of the United States, respectively. El Paso Corporation will continue to own the other 90 percent of CIG and SNG. For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.

El Paso Corporation (NYSE:EP) provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest interstate natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, we may not be able to raise the planned amount of capital, and we may not be able to complete the proposed actions on the timetable indicated. No assurance can be given as to the value of the master limited partnership, the price at which its securities may trade, or whether a liquid market for its securities will develop or be maintained. In addition, the company and the master limited partnership will be subject to the other risk factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Investor Relations
Bill Baerg, Manager
Office: (713) 420-2906
Fax: (713) 420-4417